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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                   FORM 8-A/A
                                (AMENDMENT NO. 1)


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               Penton Media, Inc.
                               ------------------
             (Exact Name of Registrant as Specified in Its Charter)

                Delaware                                 36-2875386
                --------                                 ----------
(State of Incorporation or Organization)    (I.R.S. Employer Identification no.)

1300 East Ninth Street, Cleveland, Ohio                    44114
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(Address of Principal Executive Offices)                 (Zip Code)


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If this form relates to the               If this form relates to the
registration of a class of securities     registration of a class of securities
pursuant to Section 12(b) of the          pursuant to Section 12(g) of the
Exchange Act and is effective             Exchange Act and is effective
pursuant to General Instruction           pursuant to General Instruction
A.(c), please check the following         A.(d), please check the following
box.  |X|                                 box.  |_|
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Securities Act registration statement file number to which this form relates:

                                                               --------------
                                                               (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

       Title of Each Class                       Name of Each Exchange on Which
       to be so Registered                       Each Class is to be Registered
       -------------------                       ------------------------------

Rights to purchase Series A Junior
Participating Preferred Stock                      The New York Stock Exchange
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Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of class)

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ITEM 1.    DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         On March 7, 2002, the Board of Directors of Penton Media, Inc. ("Penton") approved Amendment No. 1, dated as of March 18, 2002 (the "Amendment"), to the Rights Agreement, dated as of June 9, 2002 (the "Rights Agreement"), by and between Penton and National City Bank, as successor Rights Agent. The Amendment made the provisions of the Rights Agreement inapplicable to the transactions contemplated by the Amended and Restated Series B Convertible Stock and Warrant Purchase Agreement, dated as of March 18, 2002, pursuant to which Penton has agreed to sell an aggregate of 50,000 shares of its Series B Convertible Preferred Stock, par value $.01 per share, and warrants to purchase 1,600,000 shares of Penton's common stock, par value $.01 per share, for an aggregate of $50 million in a private placement to two institutional investors and certain of their affiliated entities.

         The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which has been filed as an exhibit hereto and incorporated herein by reference. Copies of the Rights Agreement, and the related Summary of Rights, which is attached as Exhibit C to the Rights Agreement, are available free of charge from Penton.

ITEM 2.    EXHIBITS.

Number          Description
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 4.1            Amendment No. 1, dated as of March 18, 2002, to the Rights
                Agreement, by and between Penton and National City Bank, as successor Rights Agent.






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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                    Penton Media, Inc.



                                    By:    /s/ Joseph G. NeCastro
                                         --------------------------------------
                                            Name:  Joseph G. NeCastro
                                            Title:  Chief Financial Officer
Date:  March 19, 2002



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                                  EXHIBIT INDEX


Number             Description
------             -----------
 4.1               Amendment No. 1, dated as of March 18, 2002, to the Rights
                   Agreement, by and between Penton and National City Bank, as successor Rights Agent, is incorporated by reference to
                   Exhibit 4.2 of Penton's Current Report on Form 8-K filed on
                   March 19, 2002.